EXHIBIT 99.1
PRESS RELEASE

Contact:	Investors:
Kevin C. O’Boyle	Carol Ruth/Nick Laudico
EVP & Chief Financial Officer	The Ruth Group
NuVasive, Inc.	646-536-7004/7030
858-909-1800	cruth@theruthgroup.com
investorrelations@nuvasive.com	nlaudico@theruthgroup.com

Media:
Jason Rando
The Ruth Group
646-536-7025
jrando@theruthgroup.com
NuVasive Buys Out Remaining Financial Obligations Relating to NeoDisc
San Diego, CA —September 27, 2006— NuVasive, Inc. (NASDAQ: NUVA), a medical device company focused on developing products for minimally disruptive surgical treatments for the spine, announced today the Company has entered a milestone and royalty buyout agreement with Pearsalls Limited for the NeoDisc™ cervical disc replacement device and related technology it acquired in August 2005.
Under terms of the agreement, NuVasive will immediately make payments totaling $20 million to Pearsalls, satisfying all of NuVasive’s payment obligations related to its acquisition of the NeoDisc and related technology from Pearsalls. These obligations include all remaining milestone payments and future royalties. The current payments of $20 million include satisfaction of a $10.5 million milestone payment related to FDA approval of the IDE application for NeoDisc as well as future milestones which would have totaled up to an additional $21 million (related to completion of the current IDE study and ultimate FDA approval of the device). The current payments also satisfy all future royalties which would have been owed on sales of NeoDisc as well as sales of other products based on the technology acquired from Pearsalls.
The $20 million in current payments will consist of $12 million in cash and $8 million in NuVasive stock. The terms also render the manufacturing relationship for NeoDisc non-exclusive, providing NuVasive control over the manufacturing of NeoDisc, and effects the full transfer of intellectual property rights to NuVasive.

Alexis V. Lukianov, Chairman and Chief Executive Officer, said, “This agreement is clearly an attractive one for NuVasive. It provides us the potential to realize maximum long-term financial benefits from what we believe to be one of the most innovative cervical motion preservation devices under development. We continue to believe that the most substantial opportunity in the cervical disc replacement market lies with highly revisable procedures such as that allowed by NeoDisc.”
In September 2006, NuVasive announced the first-in-human, U.S. use of NeoDisc, as part of a prospective, randomized, controlled, multi-center clinical trial to evaluate the safety and efficacy of NeoDisc by comparing the outcomes of patients to traditional anterior cervical discectomy and fusion. The first patient was treated at the Central Texas Spine Institute in Austin, Texas by Dr. Randall Dryer, Orthopedic Surgeon, on Friday, September 15, 2006.
The clinical trial to evaluate NeoDisc includes a total patient population of approximately 500 across an estimated 20 clinical investigation sites. The Company’s Gradient Plus™ cervical plate in a fusion procedure will serve as the control arm and the full enrollment timeframe is estimated to be between 12 and 18 months.
About NeoDisc
NeoDisc is designed to treat patients earlier in the degenerative cascade, prior to a fusion procedure, and to be imaging friendly (radiolucent) and fully revisable. It is designed to safely replace a degenerative cervical disc nucleus, partial annulus and anterior longitudinal ligament, while maintaining range of motion and leaving the natural vertebral endplates intact. Its unique design of an embroidered polyester jacket with fixation flanges, surrounding a silicone core, lends itself to achievement of these goals in a minimally disruptive manner.
About NuVasive
NuVasive is a medical device company focused on the design, development and marketing of products for the surgical treatment of spine disorders. The Company’s product portfolio is focused on applications in the over $2.9 billion U.S. spine fusion market. The Company’s current principal product offering includes a minimally disruptive surgical platform called Maximum Access Surgery, or MAS™, as well as classic fusion implants.
The MAS platform offers advantages for both patients and surgeons such as reduced surgery and hospitalization time and faster recovery. MAS combines three categories of current product offerings—NeuroVision®, a proprietary software-driven nerve avoidance system; MaXcess®, a unique split-blade design retraction system; and specialized implants, like SpheRx® and CoRoent®—that collectively minimize soft tissue disruption during spine surgery while allowing maximum visualization and surgical reproducibility. NuVasive’s classic fusion portfolio is comprised predominantly of proprietary saline packaged bone allografts and internal fixation products. NuVasive also has a robust R&D pipeline emphasizing both MAS and motion preservation products.
NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain patient outcomes from the NeoDisc clinical trial currently underway, including the risk that such results may not demonstrate NeoDisc as safe and effective; the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies (including NeoDisc); the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that the added expense of buying out the remaining milestone payments and royalties related to NeoDisc (and related technology) may not prove to be a financially rewarding investment due to a lack of commercial success for the technology; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive does not intend to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.
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